Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS THIRD QUARTER 2016 RESULTS
Company Increases Full-Year 2016 Guidance

TAMPA, Fla. (Nov. 1, 2016) - WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the quarter ended September 30, 2016. As determined under generally accepted accounting principles (GAAP), net income for the third quarter of 2016 was $68.6 million, or $1.54 per diluted share. Adjusted net income for the third quarter of 2016 was $72.8 million, or $1.63 per diluted share.

“Our continued focus on operational execution resulted in another strong quarter for WellCare,” said Kenneth A. Burdick, WellCare’s chief executive officer. “Our third quarter 2016 results demonstrate the progress we are making toward achieving our multi-year goal of improving margin on our existing business. As a result of our third quarter performance and our outlook for the remainder of this year, we are raising our full-year 2016 adjusted earnings per diluted share guidance to a range of $5.35 to $5.45.”

“Also, as we look forward to growing WellCare over the next several years, we are pleased that we were recently selected to continue serving beneficiaries in Missouri under the state’s Medicaid program which is expanding statewide,” continued Burdick. “We also look forward to serving Medicaid and Medicare beneficiaries in Arizona through our pending acquisition of Care1st Arizona.”

Key Metrics	3Q16	3Q15
Earnings per diluted share (EPS) (GAAP)	$1.54	$0.82
Adjusted EPS(1)	$1.63	$1.04(2)
Net income margin (GAAP)	1.9%	1.1%
Adjusted net income margin(1)	2.1%	1.4%

Total Premium Revenue (GAAP) ($ millions)	$3,578.8	$3,437.3
Adjusted Premium Revenue(1) ($ millions)	$3,483.3	$3,359.5

Segment Premium Revenue ($ millions):
Medicaid Health Plans (GAAP)	$2,443.9	$2,273.9
Adjusted Medicaid Health Plans(1)	$2,348.4	$2,196.1
Medicare Health Plans	$959.0	$961.1
Medicare Prescription Drug Plans (PDP)	$175.9	$202.3

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	87.4%	87.6%
Adjusted Medicaid Health Plans(1)	90.9%	90.7%
Medicare Health Plans	83.6%	86.9%
Medicare Prescription Drug Plans (PDP)	58.8%	60.0%

Selling, General and Administrative (SG&A) Ratio (GAAP)	7.5%	8.1%
Adjusted SG&A Ratio(1)	7.7%	7.9%
(1)Refer to the Basis of Presentation for a discussion of adjusted (non-GAAP) financial measures.
(2)Effective January 1, 2016, the company redefined adjusted net income and adjusted EPS to exclude the after-tax effect of acquisition-related amortization expenses. Accordingly, results for the three months ended September 30, 2015 were adjusted to conform to this presentation, and had the effect of increasing adjusted net income and adjusted EPS by $1.6 million and $0.04 per diluted share, respectively.

Key Highlights

•	GAAP net income margin for the third quarter of 2016 was 1.9 percent, an improvement of 80 basis points compared with the third quarter of 2015.

•	Adjusted net income margin for the third quarter of 2016 was 2.1 percent, an improvement of 70 basis points compared with the third quarter of 2015.

•	Medicare Health Plans MBR in the third quarter of 2016 was 83.6 percent, an improvement of 330 basis points compared with the third quarter of 2015.

•	In the third quarter of 2016, the company repaid $100 million of the $200 million borrowed under its $850 million senior unsecured revolving credit facility.

•
As previously announced on October 5, 2016, WellCare entered into an agreement to acquire Care1st Health Plan Arizona (“Care1st Arizona”) for approximately $157.5 million, inclusive of statutory capital and subject to certain adjustments. The transaction is expected to close by the first quarter of 2017, pending regulatory approvals and other customary closing conditions. The company expects the transaction to be approximately $0.10 accretive to adjusted EPS in the first year following the close of the acquisition.

•
As previously announced on October 18, 2016, Missouri Care, Inc., a subsidiary of WellCare, received a Notice of Award from the Missouri Office of Administration, Division of Purchasing to participate in the MO HealthNet Managed Care (Medicaid) program. Services under the new contract are expected to begin on May 1, 2017, with an initial one-year term and four additional one-year renewal options.

Refer to the Basis of Presentation for a discussion of adjusted (non-GAAP) financial measures.

2016 Financial Outlook

WellCare is increasing its full-year 2016 adjusted earnings per diluted share guidance to a range of $5.35 to $5.45 from its previous guidance range of $4.95 to $5.05 per diluted share. Refer to the 2016 guidance table in this release for guidance ranges for specific financial metrics.

Consolidated Operations Results

GAAP net income for the third quarter of 2016 was $68.6 million, or $1.54 per diluted share, compared with GAAP net income of $36.4 million, or $0.82 per diluted share, for the third quarter of 2015. Adjusted net income for the third quarter of 2016 was $72.8 million, or $1.63 per diluted share, compared with adjusted net income of $46.2 million, or $1.04 per diluted share, for the third quarter of 2015. The year-over-year increases in GAAP and adjusted net income are mainly the result of operational improvement, primarily in the Medicare Health Plans segment.

GAAP net income margin for the third quarter of 2016 was 1.9 percent compared with 1.1 percent for the third quarter of 2015. Adjusted net income margin for the third quarter of 2016 was 2.1 percent compared with 1.4 percent for the third quarter of 2015.

GAAP total premium revenue of approximately $3.6 billion in the third quarter of 2016 increased 4.1 percent compared with the third quarter of 2015. Adjusted premium revenue of approximately $3.5 billion in the third quarter of 2016 increased 3.7 percent compared with the third quarter of 2015.

GAAP SG&A expense was $268.5 million in the third quarter of 2016 compared with $279.6 million in the third quarter of 2015. Adjusted SG&A expense was $268.8 million in the third quarter of 2016 compared with $266.4 million in the third quarter of 2015.

The GAAP SG&A expense ratio was 7.5 percent in the third quarter of 2016 compared with 8.1 percent in the third quarter of 2015. The adjusted SG&A expense ratio was 7.7 percent in the third quarter of 2016 compared with 7.9 percent in the third quarter of 2015.

Medicaid Health Plans Segment Results

Membership in the company’s Medicaid Health Plans segment increased by 27,000, or 1.1 percent, from September 30, 2015 to approximately 2.4 million members as of September 30, 2016. The membership increase is primarily the result of the company’s acquisition of certain assets of Advicare Corp. on June 1, 2016.

GAAP Medicaid Health Plans premium revenue was $2.4 billion for the third quarter of 2016, an increase of 7.5 percent compared with the third quarter of 2015. Adjusted Medicaid Health Plans premium revenue was $2.3 billion for the third quarter of 2016, an increase of 6.9 percent compared with the third quarter of 2015. The year-over-year increases in GAAP and adjusted Medicaid premium revenue are primarily due to Medicaid rate increases in certain states and a change in membership mix.

The company’s third quarter results include $7.8 million, pretax, in additional Medicaid premium revenue related to underpayments for specific benefits in Florida for certain periods prior to May 2016. This additional revenue equates to after-tax GAAP and adjusted EPS of $0.11.

The GAAP Medicaid Health Plans MBR was 87.4 percent for the third quarter of 2016 compared with 87.6 percent for the third quarter of 2015. The adjusted Medicaid Health Plans MBR was 90.9 percent for the third quarter of 2016 compared with 90.7 percent in the third quarter of 2015.

Medicare Health Plans Segment Results

Medicare Health Plans segment membership increased sequentially from June 30, 2016 by 7,000 members to 338,000 members as of September 30, 2016. Medicare membership decreased by 17,000 members from September 30, 2015 primarily as a result of the company’s 2016 bid positioning.

Medicare Health Plans premium revenue in the third quarter of 2016 decreased slightly year over year to $959.0 million primarily due to the year-over-year membership decline as a result of the company’s 2016 bid strategy.

The Medicare Health Plans MBR in the third quarter of 2016 was 83.6 percent compared with 86.9 percent in the third quarter of 2015. The 330 basis point decrease in the Medicare Health Plans MBR was primarily the result of continued operational execution as well as the company’s 2016 bid strategy.

Medicare Prescription Drug Plans (PDP) Segment Results

Membership in the company’s Medicare PDP segment was approximately 1.0 million members as of September 30, 2016. PDP membership remained flat compared with June 30, 2016 and decreased by 20,000 members, or 1.9 percent, compared with September 30, 2015.

Medicare PDP premium revenue was $175.9 million for the third quarter of 2016, a decrease of 13.0 percent compared with the third quarter of 2015. The decrease was primarily a result of the company’s 2016 bid positioning.

The Medicare PDP segment MBR in the third quarter of 2016 was 58.8 percent compared with 60.0 percent in the third quarter of 2015.

Operating Cash Flow and Financial Condition

Net cash provided by operating activities was $1.1 billion for the three months ended September 30, 2016, compared with $312.6 million for the three months ended September 30, 2015. The increase was driven primarily by the timing of Medicare-related receipts and improved year-over-year operating performance.

As of September 30, 2016, unregulated cash and investments were approximately $888.1 million compared with $833.3 million as of June 30, 2016, and $385.0 million as of September 30, 2015.

In the third quarter of 2016, the company repaid $100 million of the $200 million borrowed under its $850 million senior unsecured revolving credit facility.

Days in claims payable (DCP) was 49.2 days as of September 30, 2016, compared with 49.3 days as of June 30, 2016, and 45.6 days as of September 30, 2015.

Conference Call and Webcast

A discussion of WellCare’s third quarter 2016 results will be available via a conference call and live webcast today at 8:30 a.m. Eastern time (ET).

The conference call will be webcast live from the company’s website and will be available at the following link: http://services.choruscall.com/links/wcg161101.html. The webcast should be accessed at least 15 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10093513. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now, or at any time prior to the call, and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial in (toll free):    1-844-492-3724
International participant dial in:     1-412-542-4185

A telephonic replay will be available until midnight EST on Tuesday, November 8, 2016. This replay may be accessed by dialing either of the numbers below and entering the replay access code 10093513:

Domestic replay (toll free): 1-877-344-7529
International replay:     1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 3.8 million members nationwide as of September 30, 2016. For more information about WellCare, please visit the company’s website at www.wellcare.com.

Basis of Presentation
In addition to results determined under GAAP, WellCare provides certain non-GAAP measurements that management believes are useful in assessing the company’s performance. Earnings per share, net income and, as noted below, other specific operating and financial results have been adjusted for the effect of certain expenses related to previously disclosed government investigations and related litigation and resolution costs (“investigation costs”); transitory costs related to the company’s decision to change its pharmacy benefit manager as of January 1, 2016 (“PBM transitory costs”); certain nonrecurring incurred Iowa-related SG&A expenses relating to readiness costs, certain wind-down costs of WellCare's Iowa operations and certain legal costs (“Iowa SG&A costs”); costs related to the divestiture of Sterling (“Sterling divestiture costs”); the effect of a gain on the divestiture of Sterling recognized in 2015 (“Sterling gain”); and amortization expense associated with prior acquisitions (“acquisition-related amortization expenses”). Effective January 1, 2016, the company redefined adjusted net income and adjusted EPS to exclude the after-tax effect of acquisition-related amortization expense. Accordingly, for comparability, results for the 2015 prior periods were adjusted to conform with this presentation. Management believes these items are not indicative of long-term business operations performance.
The company is not able to project at the time of this press release the amount of future expenses associated with investigation costs and, therefore, cannot reconcile projected non-GAAP metrics affected by this item to projected GAAP metrics. Additionally, the company is not able to project at the time of this press release the amount of acquisition-related amortization expenses associated with the Care1st Arizona acquisition and, therefore, cannot reconcile the projected effect of the transaction on non-GAAP metrics to GAAP metrics.
Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted premium revenue (non-GAAP) = Total premium revenue (GAAP) less Medicaid premium taxes revenue and Medicaid reimbursements of the ACA industry fee. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs, PBM transitory costs, Sterling divestiture costs and Iowa SG&A costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.
Adjusted depreciation & amortization = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expenses, and the Sterling gain.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total premium revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted premium revenue.
Adjusted earnings per diluted share (non-GAAP) = adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook, the start date of new Medicaid programs, and the timing, closing and financial impact of pending acquisitions contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, the appropriation and payment by state governments of Medicaid premiums receivable, the timing and ability to  satisfy closing conditions for pending acquisitions, including receipt of regulatory approvals, adjustments to the purchase price of pending acquisitions and the manner of payment of the purchase price for pending acquisitions, the outcome of any protests and litigation related to Medicaid awards, the approval of Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, WellCare’s ability to meet the requirements of readiness reviews, and WellCare’s ability to comply with the terms of the Corporate Integrity Agreement. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”), included under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and other filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:

Investor:	Media:
Angie McCabe	Crystal Warwell Walker
Vice President, Investor Relations	Senior Director, External Communications
Tel: 813-206-6958	Tel: 813-206-2697
angie.mccabe@wellcare.com	crystal.walker@wellcare.com

2016 Financial Outlook

WellCare is increasing its full-year 2016 adjusted earnings per diluted share guidance to a range of $5.35 to $5.45 from its previous guidance range of $4.95 to $5.05 per diluted share.

Guidance Metric	2016 Guidance as of November 1, 2016	2016 Guidance as of August 2, 2016
Segment premium revenue:
GAAP Medicaid Health Plans	$9.500B to $9.575B	$9.25B to $9.35B
Adjusted Medicaid Health Plans(1)	$9.150B to $9.225B	$8.90B to $9.00B
Medicare Health Plans	$3.825B to $3.900B	$3.85B to $3.95B
Medicare PDP	$800M to $850M	$900M to $925M
GAAP premium revenue	$14.125B to $14.325B	$14.0B to $14.225B
Adjusted premium revenue(1)	$13.775B to $13.975B	$13.65B to $13.875B

Medicaid ACA industry fee reimbursement	$240M to $244M	$230M to $236M
Investment & other income	$15M to $16M	$12M to $16M

Segment MBR:
GAAP Medicaid Health Plans	85.75% to 86.25%	85.75% to 86.25%
Adjusted Medicaid Health Plans(1)	89.00% to 89.50%	89.00% to 89.50%
Medicare Health Plans	84.75% to 85.50%	85.25% to 86.00%
Medicare PDP	77.50% to 78.50%	79.00% to 81.00%

Adjusted SG&A ratio(2)(6)	~7.9%	7.8% to 7.9%
ACA industry fee expense	$228.4M	$225M to $230M
GAAP depreciation & amortization	$88.5M to $89.5M	$85.5M to $89.5M
Adjusted depreciation & amortization(3)	$78M to $79M	$75.0M to $79.0M
Interest expense	$59M to $60M	$58M to $62M
Adjusted effective income tax rate(4)(6)	54.25% to 55.50%	55.25% to 56.50%

Adjusted earnings per diluted share(5)(6)	$5.35 to $5.45	$4.95 to $5.05
(1)Excludes an estimated $109.0 million to $112.0 million in Medicaid premium taxes and an estimated $240.0 million to $244.0 million for Medicaid ACA industry fee reimbursement.
(2)Excludes the following items: $1.7 million in Sterling divestiture costs; estimated Medicaid premium taxes and Medicaid ACA industry fee reimbursement; $5.2 million in Iowa SG&A costs, $4.9 million in PBM transitory costs and investigation costs.

(3)Excludes an estimated $10.5 million of acquisition-related amortization expenses.
(4)Excludes the estimated income tax effect associated with the investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expenses, and the Sterling gain.

(5)The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net of tax effect of investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expenses, and the Sterling gain.

(6)WellCare is not able to project amounts associated with the investigation costs and, therefore, cannot reconcile these metrics to total projected GAAP metrics.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				June 30, 2016		September 30, 2015
	September 30, 2016	June 30, 2016	September 30, 2015	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	779,000	773,000	788,000	6,000	0.8%	(9,000)	(1.1)%
Georgia	578,000	580,000	591,000	(2,000)	(0.3)%	(13,000)	(2.2)%
Kentucky	440,000	445,000	436,000	(5,000)	(1.1)%	4,000	0.9%
Illinois	167,000	168,000	173,000	(1,000)	(0.6)%	(6,000)	(3.5)%
New York	133,000	129,000	120,000	4,000	3.1%	13,000	10.8%
Other states	329,000	331,000	291,000	(2,000)	(0.6)%	38,000	13.1%
Total Medicaid Health Plans Membership (1)	2,426,000	2,426,000	2,399,000	—	—%	27,000	1.1%

Medicaid Health Plans Membership by Program:
TANF	2,013,000	2,018,000	1,986,000	(5,000)	(0.2)%	27,000	1.4%
SSI, ABD, Duals and LTC	280,000	279,000	274,000	1,000	0.4%	6,000	2.2%
CHIP and other	133,000	129,000	139,000	4,000	3.1%	(6,000)	(4.3)%
Total Medicaid Health Plans Membership (1)	2,426,000	2,426,000	2,399,000	—	—%	27,000	1.1%

Medicare Health Plans:
Medicare Advantage by State:
Florida	93,000	92,000	108,000	1,000	1.1%	(15,000)	(13.9)%
New York	43,000	42,000	47,000	1,000	2.4%	(4,000)	(8.5)%
Georgia	39,000	38,000	35,000	1,000	2.6%	4,000	11.4%
Texas	35,000	34,000	35,000	1,000	2.9%	—	—%
California	31,000	32,000	33,000	(1,000)	(3.1)%	(2,000)	(6.1)%
Mississippi	20,000	19,000	18,000	1,000	5.3%	2,000	11.1%
Other states	77,000	74,000	79,000	3,000	4.1%	(2,000)	(2.5)%
Total Medicare Health Plans (1)	338,000	331,000	355,000	7,000	2.1%	(17,000)	(4.8)%

Medicare Prescription Drug Plans	1,012,000	1,012,000	1,032,000	—	—%	(20,000)	(1.9)%

Total Membership	3,776,000	3,769,000	3,786,000	7,000	0.2%	(10,000)	(0.3)%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible for both Medicaid and Medicare.
The dually-eligible membership for September 30, 2016, June 30, 2016 and September 30, 2015 was 46,000, 44,000 and 43,000, respectively.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,(a)
	2016	2015	2016	2015
Revenues:
Premium	$3,483.3	$3,359.5	$10,438.7	$10,155.7
Medicaid premium taxes	28.3	26.7	83.1	66.9
ACA industry fee reimbursement	67.2	51.1	183.6	159.3
Total premium	3,578.8	3,437.3	10,705.4	10,381.9
Investment and other income	5.2	3.7	13.5	11.5
Total revenues	3,584.0	3,441.0	10,718.9	10,393.4

Expenses and other:
Medical benefits	3,040.2	2,947.4	9,091.0	8,976.7
Selling, general and administrative	268.5	279.6	815.4	792.0
ACA industry fee	57.1	53.9	171.0	170.5
Medicaid premium taxes	28.3	26.7	83.1	66.9
Depreciation and amortization	22.4	18.2	64.9	53.1
Interest	14.6	15.1	45.0	39.0
Gain on divestiture of business	—	(4.6)	—	(4.6)
Total expenses, net	3,431.1	3,336.3	10,270.4	10,093.6
Income before income taxes	152.9	104.7	448.5	299.8
Income tax expense	84.3	68.3	251.3	194.2
Net income	$68.6	$36.4	$197.2	$105.6

Earnings per common share:
Basic	$1.55	$0.83	$4.46	$2.40
Diluted	$1.54	$0.82	$4.43	$2.38

Weighted average common shares outstanding:
Basic	44,276,035	44,084,004	44,234,001	44,040,253
Diluted	44,639,442	44,424,305	44,561,051	44,362,208

(a) During the second quarter of 2016, WellCare early adopted new accounting guidance which requires certain stock compensation related tax benefits and deficiencies previously recorded to paid-in capital to be recorded as a discrete component of income tax expense. In accordance with GAAP, we recasted results for the first quarter of 2016, which decreased income tax expense and increased net income by $0.7 million over previously reported amounts. For additional information, refer to Note 1 within the Condensed Consolidated Financial Statements included in the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, which will be filed within 40 days following the end of the quarter ended September 30, 2016.

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	September 30, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$3,878.4	$2,407.0
Short-term investments	203.0	204.4
Premiums receivable, net	430.2	603.9
Pharmacy rebates receivable, net	292.2	252.5
Funds receivable for the benefit of members	555.5	577.6
Deferred ACA industry fee	57.4	—
Income taxes receivable	—	50.6
Prepaid expenses and other current assets, net	198.0	133.6
Total current assets	5,614.7	4,229.6

Property, equipment and capitalized software, net	249.1	244.8
Goodwill	289.8	263.2
Other intangible assets, net	76.8	80.0
Long-term investments	91.5	131.8
Restricted investments	203.2	196.0
Other assets	0.4	0.4
Total Assets	$6,525.5	$5,145.8

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$1,625.5	$1,536.0
Unearned premiums	400.2	27.7
Accounts payable and accrued expenses	486.6	405.2
Current portion of long-term debt	—	299.5
Income taxes payable	73.7	—
Funds payable for the benefit of members	639.6	—
Other payables to government partners	304.1	172.7
Total current liabilities	3,529.7	2,441.1

Deferred income tax liability	27.3	52.6
Long-term debt	997.4	899.6
Other liabilities	28.2	24.2
Total liabilities	4,582.6	3,417.5

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 44,292,618 and 44,113,328 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively)	0.4	0.4
Paid-in capital	535.7	518.4
Retained earnings	1,408.9	1,211.7
Accumulated other comprehensive loss	(2.1)	(2.2)
Total Stockholders' Equity	1,942.9	1,728.3
Total Liabilities and Stockholders' Equity	$6,525.5	$5,145.8

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$197.2	$105.6
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	64.9	53.1
Stock-based compensation expense	24.2	13.5
Deferred taxes, net	(25.3)	39.3
Provision for doubtful receivables	6.7	12.0
Other, net	5.8	(6.4)
Changes in operating accounts, net of effects from acquisitions and divestitures:
Premiums receivable, net	167.0	(69.3)
Pharmacy rebates receivable, net	(39.7)	36.4
Medical benefits payable	89.5	(5.0)
Unearned premiums	372.5	(67.9)
Other payables to government partners	131.4	112.1
Amount payable related to investigation resolution	—	(35.2)
Accrued liabilities and other, net	86.1	49.7
Net cash provided by operating activities	1,080.3	237.9

Cash flow from investing activities:
Acquisitions and acquisition-related settlements	(23.8)	(17.2)
Purchases of investments	(338.6)	(100.8)
Proceeds from sales and maturities of investments	370.1	109.2
Additions to property, equipment and capitalized software, net	(61.5)	(94.6)
Net cash used in investing activities	(53.8)	(103.4)

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	196.9	308.9
Payments on debt	(400.0)	—
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(6.9)	(7.0)
Funds received (paid) for the benefit of members, net	661.7	(328.8)
Other, net	(6.8)	2.0
Net cash provided by (used in) financing activities	444.9	(24.9)

Increase in cash and cash equivalents	1,471.4	109.6
Balance at beginning of period	2,407.0	1,313.5
Balance at end of period	$3,878.4	$1,423.1

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$153.1	$161.5
Cash paid for interest	$30.6	$24.0

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$5.9	$15.4

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Medicaid Health Plans Segment:
Adjusted premium revenue by state(a)
Kentucky	$615.6	$632.1	$1,877.5	$1,893.4
Florida	622.1	567.7	1,806.4	1,656.6
Georgia	407.9	396.6	1,181.1	1,161.0
Other states	702.8	599.7	2,002.3	1,790.8
Adjusted premium revenue (a)	2,348.4	2,196.1	6,867.3	6,501.8
Medicaid premium taxes	28.3	26.7	83.1	66.9
ACA industry fee reimbursement	67.2	51.1	183.6	159.3
Premium revenue (GAAP)	2,443.9	2,273.9	7,134.0	6,728.0

Medical benefits expense	2,134.8	1,991.3	6,124.8	5,842.2

Medical benefits ratio (GAAP)	87.4%	87.6%	85.9%	86.8%
Adjusted medical benefits ratio(a)	90.9%	90.7%	89.2%	89.9%

Medicare Health Plans Segment (GAAP):
Premium revenue	$959.0	$961.1	$2,920.6	$2,937.1
Medical benefits expense	802.1	834.8	2,458.2	2,548.8
Medical benefits ratio	83.6%	86.9%	84.2%	86.8%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$175.9	$202.3	$650.8	$716.8
Medical benefits expense	103.3	121.3	508.0	585.7
Medical benefits ratio	58.8%	60.0%	78.1%	81.7%

Total Company:
Adjusted premium revenue( a)	$3,483.3	$3,359.5	$10,438.7	$10,155.7
Medicaid premium taxes	28.3	26.7	83.1	66.9
ACA industry fee reimbursement	67.2	51.1	183.6	159.3
Premium revenue (GAAP)	3,578.8	3,437.3	10,705.4	10,381.9

Medical benefits expense	3,040.2	2,947.4	9,091.0	8,976.7

Medical benefits ratio (GAAP)	85.0%	85.7%	84.9%	86.5%
Adjusted medical benefits ratio(a)	87.3%	87.7%	87.1%	88.4%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the revenue effect of Medicaid premium taxes and ACA industry fee reimbursement from premiums. The Adjusted SG&A expense ratio also excludes the effect of investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Company premium revenue:
As determined under GAAP	$3,578.8	$3,437.3	$10,705.4	$10,381.9
Medicaid premium taxes	(28.3)	(26.7)	(83.1)	(66.9)
ACA industry fee reimbursement	(67.2)	(51.1)	(183.6)	(159.3)
Adjusted premium revenue(a)	$3,483.3	$3,359.5	$10,438.7	$10,155.7

SG&A Expense:
As determined under GAAP	$268.5	$279.6	$815.4	$792.0
Adjustments:
Investigation costs	0.3	(8.6)	(12.2)	(23.3)
Sterling divestiture costs	—	(0.9)	(1.7)	(2.0)
PBM transitory costs	—	(3.7)	(4.9)	(3.7)
Iowa SG&A costs	—	—	(5.2)	—
Adjusted SG&A Expense(a)	$268.8	$266.4	$791.4	$763.0

SG&A expense ratio:
As determined under GAAP	7.5%	8.1%	7.6%	7.6%
Effect of Medicaid premium taxes	0.1%	0.1%	—%	0.1%
Effect of ACA industry fee reimbursement	0.1%	0.1%	0.1%	0.1%
Effect of SG&A expense adjustments(b)	—%	(0.4)%	(0.1)%	(0.3)%
Adjusted SG&A expense ratio(a)	7.7%	7.9%	7.6%	7.5%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

(b) Adjusted to exclude the effect of investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. The following tables present applicable financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended September 30, 2016				For the Three Months Ended September 30, 2015
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$268.5	$0.3	(a)	$268.8	$279.6	$(13.2)	(a)	$266.4
Depreciation and amortization	$22.4	$(2.7)	(b)	$19.7	$18.2	$(2.5)	(b)	$15.7
Gain on divestiture of business	$—	$—		$—	$(4.6)	$4.6		$—
Income tax expense	$84.3	$(1.8)	(c)	$82.5	$68.3	$1.3	(c)	$69.6
Effective tax rate	55.1%	(2.0)%	(c)	53.1%	65.2%	(5.1)%	(c)	60.1%
Net income	$68.6	$4.2		$72.8	$36.4	$9.8	(b)	$46.2
Net income margin	1.9%	0.2%		2.1%	1.1%	0.3%		1.4%

Earnings per share:
Basic	$1.55	$0.09		$1.64	$0.83	$0.22		$1.05	(b)
Diluted	$1.54	$0.09		$1.63	$0.82	$0.22		$1.04	(b)

	For the Nine Months Ended September 30, 2016				For the Nine Months Ended September 30, 2015
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$815.4	$(24.0)	(a)	$791.4	$792.0	$(29.0)	(a)	$763.0
Depreciation and amortization	$64.9	$(7.8)	(b)	$57.1	$53.1	$(8.1)	(b)	$45.0
Gain on divestiture of business	$—	$—		$—	$(4.6)	$4.6		$—
Income tax expense	$251.3	$9.0	(c)	$260.3	$194.2	$7.2	(c)	$201.4
Effective tax rate	56.0%	(1.8)%	(c)	54.2%	64.8%	(4.2)%	(c)	60.6%
Net income	$197.2	$22.8		$220.0	$105.6	$25.3	(b)	$130.9
Net income margin	1.8%	0.3%		2.1%	1.0%	0.3%		1.3%

Earnings per share:
Basic	$4.46	$0.51		$4.97	$2.40	$0.57		$2.97	(b)
Diluted	$4.43	$0.51		$4.94	$2.38	$0.57		$2.95	(b)

(a) Comprised of investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs, as disclosed in the “Reconciliation of Selling, General and Administrative Expense Ratios” table.

(b) Effective January 1, 2016, the Company redefined adjusted net income and adjusted earnings per share to exclude the after-tax effect of acquisition-related amortization expenses. Accordingly, results for the three and nine months ended September 30, 2015 were adjusted to conform to this presentation, which increased adjusted net income by $1.6 million and $5.1 million, respectively, and increased adjusted diluted earnings per share by $0.04 and $0.11 per share, respectively.

(c) Based on the effective income tax rates applicable to adjusted (non-GAAP) results, the company estimated the effect on income tax expense and the effective tax rate associated with the investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expense and the Sterling gain.